UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.

MEDALLION FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

MEDALLION FINANCIAL CORP.

437 Madison Avenue, 38th Floor

New York, New York 10022

April 29, 2008

Dear Medallion Financial Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Medallion Financial Corp. to be held on June 13, 2008, at 10:00 a.m., Eastern Daylight Saving Time, at The Harmonie Club, located at 4 East 60th Street, New York, New York 10022.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Shareholders and the attached Proxy Statement.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. You may vote by mailing a completed proxy card as an alternative to voting in person at the meeting. Voting by this method will ensure that your shares will be represented at the Annual Meeting

Thank you for your cooperation.

Sincerely,

ALVIN MURSTEIN

Chairman of the Board of Directors and Chief Executive Officer

MEDALLION FINANCIAL CORP.

437 Madison Avenue, 38th Floor

New York, New York 10022

(212) 328-2100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 13, 2008

The Annual Meeting of Shareholders, or the Annual Meeting, of Medallion Financial Corp. (except where the context suggests otherwise, the terms “we”, “us” and “our” refer to Medallion Financial Corp.) will be held on June 13, 2008 at 10:00 a.m., Eastern Daylight Saving Time at The Harmonie Club, located at 4 East 60th Street, New York, New York 10022, to consider and act upon the following matters:

1.	To elect three directors to serve until the 2011 Annual Meeting of Shareholders;

2.	To ratify the selection of Weiser LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 21, 2008 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of 10 days prior to the meeting during regular business hours at our principal offices located at the address listed above. All shareholders are cordially invited to attend the Annual Meeting.

Important Notice Regarding the Availability of

Proxy Materials for the Shareholders

Meeting to be Held on June 13, 2008

The proxy statement and 2007 Annual Report to shareholders are available at http://www.sendd.com/EZProxy/?project_id=48.

By Order of the Board of Directors,

MARIE RUSSO

Secretary

New York, New York

April 29, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, VOTE AS SOON AS
POSSIBLE. YOU MAY VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY OR
VOTER INSTRUCTION CARD. FOR DETAILED INFORMATION REGARDING VOTING
INSTRUCTIONS, PLEASE REFER TO THE SECTION ENTITLED “QUESTIONS AND
ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING / HOW CAN I
VOTE MY SHARES WITHOUT ATTENDING THE MEETING?” ON PAGE 3 OF THE PROXY
STATEMENT. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO CHANGE YOUR
PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE
MEETING.

2008 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

MEDALLION FINANCIAL CORP.

437 Madison Avenue, 38th Floor

New York, New York 10022

(212) 328-2100

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

June 13, 2008

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors of for use at the Annual Meeting to be held on June 13, 2008 and at any adjournments or postponements of the Annual Meeting. The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at 10:00 a.m. Eastern Daylight Saving Time at The Harmonie Club, located at 4 East 60th Street, New York, New York 10022. The date of the mailing of this proxy statement and accompanying proxy is on or about April 29, 2008. All shares of common stock will be voted in accordance with the shareholders’ instructions.

Shareholders are entitled to one vote per share on all matters voted upon at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of common stock outstanding on April 21, 2008 will constitute a quorum. If the accompanying proxy is properly signed and timely returned to American Stock Transfer & Trust Company and not revoked, it will be voted in accordance with the instructions contained therein.

Unless contrary instructions are given, the persons designated as proxy holders on the accompanying proxy card will vote:

(i)	FOR the Board of Director’s nominees;

(ii)	FOR ratification of Weiser LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

(iii)	if any other matters properly come before the Annual Meeting, in accordance with their best judgment on such matters.

Any proxy may be revoked by a shareholder at any time before its exercise by delivery of a written revocation to American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038. The powers of the proxy holder with respect to a particular proxy will be suspended if the person executing that proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy. Shareholders have no dissenters’ rights of appraisal in connection with any matter being presented at the Annual Meeting.

VOTING SECURITIES AND VOTES REQUIRED

On April 21, 2008, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 17,492,674 shares of our common stock, $0.01 par value per share, or the Common Stock. Shareholders are entitled to one vote per share.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall be necessary to constitute a quorum for the transaction of business. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken. A plurality of the votes cast is required for the election of directors. A majority of the votes cast is required for all other matters. Abstentions and broker non-votes will be considered as present for quorum purposes but will not be counted as votes cast. Abstentions and broker non-votes will have no effect on the election of directors and the ratification of our registered public accounting firm.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND

THE ANNUAL MEETING

Q:	WHY AM I RECEIVING THESE MATERIALS?

A:	Our Board of Directors is providing these proxy materials for you in connection with the Annual Meeting, which will take place on June 13, 2008. As a shareholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 2007 Annual Report, including our 2007 consolidated financial statements, is also enclosed.

Q:	WHAT WILL BE VOTED ON AT THE MEETING?

A:	There are two matters scheduled to be voted on at the Annual Meeting:

•	The election of three directors to serve until the 2011 Annual Meeting of Shareholders; and

•	The ratification of Weiser LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Q:	WHAT IS OUR VOTING RECOMMENDATION?

A:	Our Board of Directors recommends that you vote your shares “FOR” the matters listed above.

Q:	WHAT SHARES CAN I VOTE?

A:	All shares owned by you as of the close of business on April 21, 2008, the record date, may be voted by you. These shares include (1) shares held directly in your name as the shareholder of record, including shares purchased through our Dividend Reinvestment Plan, and (2) shares held for you as the beneficial owner through a stockbroker or bank or shares purchased through our 401(k) Investment Plan.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:	Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy for you to use.

BENEFICIAL OWNER

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING. SHARES HELD IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “HOW ARE VOTES COUNTED?”.

Q:	CAN I CHANGE MY VOTE?

A:	You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by delivery of a written revocation to American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038 or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	HOW ARE VOTES COUNTED?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. The election of our directors requires a plurality of the votes cast, so abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. This means the nominees for election to the Board of Directors at the Annual Meeting who receives the largest number of properly cast “FOR” votes will be elected as directors.

The approval of all other proposals require the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will have no effect on the results of the votes on such proposals.

Q:	WHAT IS THE QUORUM REQUIREMENT FOR THE ANNUAL MEETING?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares present in person or represented by proxy and entitled to be voted. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote such shares.

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE THE PROPOSALS?

A:	Approval of the director nominees require a plurality of the votes cast at the Annual Meeting, in person or by proxy. Approval of all other matters requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting, in person or by proxy.

If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes, as described in “WHAT IS THE QUORUM REQUIREMENT FOR THE ANNUAL MEETING?” above.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

Q:	WHAT HAPPENS IF ADDITIONAL PROPOSALS ARE PRESENTED AT THE ANNUAL MEETING?

A:	Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	WHAT CLASSES OF SHARES ARE ENTITLED TO BE VOTED?

A:	Each share of our Common Stock outstanding as of the close of business on April 21, 2008, the record date, is entitled to vote on all items being voted upon at the annual meeting. On the record date, we had approximately 17,492,674 shares of Common Stock issued and outstanding.

Q:	WHO WILL COUNT THE VOTES?

A:	A representative of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes and act as the inspector of election.

Q:	IS MY VOTE CONFIDENTIAL?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within us or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to our management.

Q:	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE MEETING?

A:	We are making this solicitation and will pay the entire cost of the proxy preparation and solicitation, including reimbursing brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies in person, by telephone or by electronic communication. Our directors, officers and regular employees will not receive any additional compensation for such solicitation activities.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 21, 2008, regarding the ownership of our Common Stock by (i) the persons known by us to own more than five percent of the outstanding shares, (ii) all of our directors and nominees, (iii) each of our executive officers named in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, or the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 21, 2008 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

Name and Address	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
Alvin Murstein(2) Chairman, Chief Executive Officer, and Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	1,622,700	9.28%

Andrew M. Murstein(3) President and Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	1,630,000	9.32%

Larry D. Hall(4) Senior Vice President and Chief Financial Officer c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	63,781	*

Michael J. Kowalsky(5) Executive Vice President c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	47,918	*

Brian S. O’Leary(6) Chief Operating Officer and Chief Credit Officer c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	52,736	*

Henry L. Aaron(7) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	11,000	*

Mario M. Cuomo(8) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	12,000	*

Name and Address	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)

Henry D. Jackson(9) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	9,000	*

Stanley Kreitman(10) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	16,000	*

Frederick A. Menowitz(11) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	14,500	*

David L. Rudnick(12) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	25,424	*

Lowell P. Weicker, Jr.(13) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	17,750	*

All executive officers and directors as a group (14 persons)(14)	3,579,919	20.47%

Dimensional Fund Advisors LP(15) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,482,727	8.48%

River Road Asset Management, LLC(16) 462 South 4th Street, Suite 1600 Louisville, KY 40202	1,780,447	10.18%

*	Less than 1.0%
(1)	Applicable percentage of ownership is based on 17,492,674 shares of common stock outstanding as of April 21, 2008 together with the exercisable options for such shareholder or group of shareholders, as applicable. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares subject to options are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Includes 1,240,000 shares of common stock owned by the Alvin Murstein Second Family Trust of which Alvin Murstein is a trustee and beneficiary, 102,700 shares of common stock owned by Alvin Murstein directly, 5,000 shares of common stock owned by Alvin Murstein’s spouse and 275,000 shares of common stock issuable upon the exercise of options. Does not include 75,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(3)	Includes 1,250,000 shares owned by the Andrew Murstein Family Trust, of which Andrew M. Murstein is a trustee and beneficiary, 8,000 shares held by Andrew M. Murstein directly and 372,000 shares of common stock issuable upon the exercise of options. Does not include 95,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(4)	Includes 18,500 shares of common stock owned by Larry D. Hall directly and 45,281 shares of common stock issuable upon the exercise of options. Does not include 30,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.

(5)	Includes 1,800 shares of common stock owned by Michael J. Kowalsky directly, 1,218 shares of common stock held by Fidelity Investments in an Individual Retirement Account for the benefit of Michael J. Kowalsky and 44,900 shares of common stock issuable upon the exercise of options. Does not include 30,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(6)	Includes 2,735 shares of common stock held by Charles Schwab & Co., Inc. in an Individual Retirement Account for the benefit of Brian S. O’Leary and 50,001 shares issuable upon the exercise of options. Does not include 30,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(7)	Consists of 11,000 shares of common stock issuable upon the exercise of options.
(8)	Consists of 12,000 shares of common stock issuable upon the exercise of options. Does not include 6,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(9)	Consists of 9,000 shares of common stock issuable upon the exercise of options.
(10)	Includes 1,000 shares of common stock owned by Stanley Kreitman directly and 15,000 shares of common stock issuable upon the exercise of options. Does not include 3,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(11)	Includes 14,500 shares of common stock issuable upon the exercise of options. Does not include 3,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(12)	Includes 10,424 shares of common stock owned by David L. Rudnick directly and 15,000 shares of common stock issuable upon the exercise of options. Does not include 3,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(13)	Includes 1,000 shares of common stock owned by Lowell P. Weicker, Jr. directly, 1,000 shares of common stock owned by the Lowell P. Weicker Estate for Lowell P. Weicker, Jr. of which Mr. Weicker is the income beneficiary and 15,750 shares of common stock issuable upon the exercise of options. Does not include 6,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(14)	Consists of 930,832 shares of common stock issuable upon the exercise of options. Does not include 296,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(15)	Based upon a Schedule 13G dated February 6, 2008, filed with the Commission by Dimensional Fund Advisors LP, or Dimensional. In the Schedule 13G, Dimensional reported that it has sole voting power with respect to 1,482,727 shares and sole dispositive power with respect to 1,482,727 shares. Dimensional reports that all securities reported in the Schedule 13G are owned by advisory clients of Dimensional. Dimensional disclaims beneficial ownership of such securities.
(16)	Based upon a Schedule 13G dated March 20, 2008, filed with the Commission by River Road Asset Management, LLC, or River Road. In the Schedule 13G, River Road reported that it has sole voting power with respect to 1,312,919 shares and sole dispositive power with respect to 1,780,447 shares. River Road reports that it is an investment advisor.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

Our Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes (Class I, Class II and Class III) serving staggered terms of three years. The number of directors is fixed at nine. Elections for Class III directors will be held at the Annual Meeting on June 13, 2008. Class I directors were last elected at the annual meeting of shareholders held on June 16, 2006 and will stand for election in 2009. Class II directors were last elected at the annual meeting of shareholders held on June 1, 2007 and will stand for election in 2010.

The Board of Directors has nominated Henry L. Aaron, Henry D. Jackson, and Alvin Murstein. for election as Class III directors for a three-year term until the annual meeting of shareholders in 2011. Messrs. Aaron, Jackson, and Murstein each presently serves as a director and each has consented to being named in this proxy statement and to serve if elected. THE PERSONS NAMED IN THE ENCLOSED PROXY CARD, ALVIN MURSTEIN AND MARIE RUSSO, WILL VOTE TO ELECT MESSRS. AARON, JACKSON AND MURSTEIN AS OUR DIRECTORS UNLESS AUTHORITY TO VOTE FOR THE ELECTION OF ANY OR ALL OF THE NOMINEES IS WITHHELD BY MARKING THE PROXY CARD TO THAT EFFECT. If for any reason any nominee should become unavailable for election prior to the Annual Meeting, the person acting under the proxy may vote the proxy for the election of a substitute designated by the Board of Directors. It is not presently expected that any of the nominees will be unavailable.

Approval of the nominees requires a plurality of the votes cast at the Annual Meeting, in person or by proxy.

NOMINEES TO SERVE AS CLASS III DIRECTORS UNTIL

THE 2009 ANNUAL MEETING OF SHAREHOLDERS

Name	Age	Position	Term of Office
Henry L. Aaron	74	Director	Director since 2004
Henry D. Jackson	43	Director	Director since 2002
Alvin Murstein	73	Chairman, Chief Executive Officer, and Director	Director since 1995

Independent Directors

Henry L. Aaron has served as our director since November 2004. Mr. Aaron served as a director of Turner Broadcasting System, Inc. from 1980 until its acquisition by Time Warner, Inc. in 1996. Mr. Aaron is currently Senior Vice President of Atlanta National League Baseball Club, Inc. Mr. Aaron sits on the board of directors of Sports Properties Acquisition Corp., Retail Ventures, Atlanta Technical Institute, the Atlanta Falcons, and the Atlanta Braves. He is a member of the Board of Governors for Boys and Girls Clubs of America. Mr. Aaron is a recipient of the Presidential Medal of Freedom, the nation’s highest civilian award, awarded by President George W. Bush.

Henry D. Jackson has served as our director since November 2002. Mr. Jackson is Managing Partner and Chief Executive of Merchant Equity Partners LLP, a private investment fund headquartered in London, England and focused on special situations in the European retail industry. Prior to establishing Merchant Equity, he spent 20 years as an investment banker to the retail sector in Europe and the United States and was a Managing Director of Deutsche Bank and Credit Suisse First Boston. Mr. Jackson received a B.Sc., with honors, from the Wharton School, a B.A., with honors, from the University of Pennsylvania, and was elected to Phi Beta Kappa.

Interested Directors

Alvin Murstein has served as Chairman of our Board of Directors since its founding in 1995 and has been our Chief Executive Officer since February 1996. Mr. Murstein has also been Chairman of the board of directors and Chief Executive Officer of Medallion Funding Corp. since its founding in 1979. He also currently serves and has previously served as officer and director of some of our other wholly owned subsidiaries. Mr. Murstein received a B.A. and an M.B.A. from New York University and has been an executive in the taxicab industry for over 40 years. Mr. Murstein served on the board of directors of the Strober Organization, Inc., a building supply company, from 1988 to 1997. Alvin Murstein is the father of Andrew M. Murstein.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR MESSRS. AARON, JACKSON AND MURSTEIN AS OUR DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

We are asking the shareholders to ratify the Audit Committee’s appointment of Weiser LLP, or Weiser, as our independent registered public accounting firm for the fiscal year ending December 31, 2008. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our shareholders’ best interests.

Weiser has audited our consolidated financial statements annually since our 2005 fiscal year. Representatives of Weiser are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by Weiser, Eisner, LLP1, or Eisner, PricewaterhouseCoopers2, or PwC, and McGladrey & Pullen, LLP3, or McGladrey, for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006:

Fee Category	Auditor	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees	Weiser	$714,736.00	$830,880.00
	Eisner	—	$75,000.00
Audit-Related Fees		—	—
Tax Fees	Weiser	$54,691.00	$92,853.00
All Other Fees	Weiser	$233,386.00	$63,403.00
	Eisner	$—	$30,000.00
	PwC	$—	$9,000.00
	McGladrey	$11,687.00	$—

Total Fees		$1,014,500.00	$1,101,136.00

(1)	Eisner served as our independent registered public accountant for the fiscal year ended December 31, 2004.
(2)	PwC served as our independent registered public accountant for the fiscal year ended December 31, 2003.
(3)	We retained McGladrey for non-audit related services related to a proposed investment.

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and of its internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports. Also consists of fees billed for services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements. Audit fees for Eisner consist of fees billed for the reissuance of its opinion relating to fiscal year ended December 31, 2004.

Audit-Related Fees.    There were no fees billed to us by Weiser, Eisner and PwC for the fiscal years ended December 31, 2007 and December 31, 2006 for assurance and related services reasonably related to the performance of the audit or review of our consolidated financial statements.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on federal and state tax matters.

All Other Fees.    Consists of fees for products and services other than the services reported above. These services include accounting consultations in connection with the Sarbanes-Oxley Act of 2002, review of the Registration Statements on Forms N-2 and S-8 and accounting advice in connection with proposed strategic transactions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has granted the Chairman of the Audit Committee, Stanley Kreitman, the authority to pre-approve all audit and permissible non-audit services so long as such approval is ratified by the Audit Committee in a timely manner. One hundred percent of the tax fees and all other fees were approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, nor shall such information be incorporated by reference into any future filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Audit Committees play a critical role in the financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. As such, we are providing this fiscal report to shareholders to help inform them of this process and the activities of the Audit Committee of Medallion Financial Corp., or the Company, in the past year. The Audit Committee of the Board of Directors is composed of three non-management directors selected by the Board of Directors. All current members meet the experience and independence requirements of NASDAQ and the Commission. In addition, the Board of Directors has determined that Stanley Kreitman is an “audit committee financial expert” as defined by both NASDAQ listing standards and Commission guidelines.

The Audit Committee of the Board of Directors of the Company serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and the Company’s standards of business conduct. The Company’s management has primary responsibility for preparing the Company’s financial statements and the Company’s financial reporting process. The Company’s independent accountants, Weiser LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles.

2. The Audit Committee has discussed with the independent accountants and management the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380).

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountant the independent accountant’s independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

5. The Audit Committee has considered whether the provision of non-audit related services by the independent accountants is compatible with maintaining the accountant’s independence.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Stanley Kreitman, Chairman

Henry D. Jackson, Director

Lowell P. Weicker, Jr., Director

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Organization of the Board of Directors

The Board of Directors is responsible for our management and direction and for establishing broad corporate policies. As further described below, the Board of Directors held regularly scheduled meetings during the year ended December 31, 2007. The Board of Directors is comprised of nine total members, a majority of whom (six) are not “interested persons” under the 1940 Act. The Board of Directors held four formal meetings and four special meetings during the year ended December 31, 2007. Each director attended at least 75% of the meetings of the Board of Directors and all committees of the Board of Directors on which he served. Our directors are strongly encouraged to attend the annual meeting of shareholders. Two of our directors attended last year’s annual meeting.

Board Committees

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found in the “For Investors” section of our website at www.medallion.com.

Audit Committee

The Audit Committee reviews the results and scope of the audit and other services provided by our independent public accountants. The Audit Committee met five times during the year ended December 31, 2007 to review (i) the effectiveness of the public accountants during the audit for the year ended December 31, 2007, (ii) the adequacy of the 2007 financial statement disclosures for the year ended December 31, 2007, (iii) our internal control policies and procedures, and (iv) the selection of our independent public accountants. The members of the Audit Committee are Messrs. Kreitman, Jackson, and Weicker. Each Audit Committee member meets the independence requirements of NASDAQ and the Commission. See “Audit Committee Report.”

Compensation Committee

The Compensation Committee makes recommendations concerning compensation of our directors and executive officers including (i) all incentive or stock option plans or arrangements established by us for officers and employees, including the grant of stock options to employees, (ii) adoption and amendment of all employee stock option and other employee benefit, plans and arrangements and (iii) the engagement of, terms of any employment agreements and arrangements with, and termination of, all of our officers. The Compensation Committee reviews management’s recommendations and advises management and the Board of Directors on broad compensation policies such as salary ranges, annual incentive bonuses, long-term incentive plans, including equity-based compensation programs, and other benefit and perquisite programs. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee has the resources and authority to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. The Compensation Committee has sole authority to select and retain a compensation consultant, to terminate any consultant retained by the Compensation Committee, and to approve the fees and other retention terms of any consultant. These consultants report directly to the Compensation Committee. During the last quarter of 2007, the Compensation Committee retained Hewitt Associates as a third-party advisor to provide independent advice, research, and evaluation related to executive compensation. In this capacity, Hewitt Associates reports directly to the Compensation Committee. Hewitt Associates has been retained to provide the Compensation Committee with a competitive market pay analysis of our Chief Executive Officer’s and President’s compensation during the first quarter of 2008. The Compensation Committee did not receive any advisory services from Hewitt or any other compensation consultant during 2007 regarding executive compensation. Each Compensation Committee member meets the independence requirements of the NASDAQ and the Commission. The Board of Directors did

not reject any recommendations of the Compensation Committee during the year ended December 31, 2007. The members of the Compensation Committee are Messrs. Jackson, Kreitman, and Menowitz. The Compensation Committee met once during the year ended December 31, 2007 and made recommendations concerning compensation, stock options and other employment matters. See “Compensation Committee Report.”

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends individuals to the Board of Directors for nomination as members of the Board of Directors and its committees. The Nominating and Governance Committee is also charged with overseeing the evaluation of the Board of Directors and reviewing our board governance principles and advising the Board of Directors on such board governance. The members of the Nominating and Governance Committee are Messrs. Rudnick, Kreitman, and Weicker. Each Nominating and Governance Committee member meets the independence requirements of the NASDAQ and the Commission. The Nominating and Governance Committee met twice during the year ended December 31, 2007.

Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors’ policy is to encourage the selection of directors who will contribute to our overall corporate goals: responsibility to shareholders, finance leadership, effective execution, high customer satisfaction and superior employee working environment. In nominating a candidate for election to the Board of Directors, the Nominating and Governance Committee may take into consideration such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations comparable to us, the interplay of the candidate’s experience with the experiences of other board members, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees. In evaluating potential candidates for the Board of Directors, the Nominating and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

In recommending candidates for election to the Board of Directors, the Nominating and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluation of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Nominating and Governance Committee’s consideration, submit the candidate’s name and qualifications to our Secretary in writing to the following address: Medallion Financial Corp., Attn: Secretary, 437 Madison Avenue, 38th Floor, New York, New York 10022, with a copy to Medallion Financial Corp, Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at the annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by our bylaws.

In particular, for the Nominating and Governance Committee to consider a candidate or candidates recommended by a shareholder for nomination at the 2009 Annual Meeting of Shareholders, written notice of such shareholder’s intent to make such nomination or nominations must be given, either by personal delivery or by United States mail, postage prepaid, to our Secretary not later than 120 days in advance of the date of our notice of annual meeting released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s notice of annual meeting of shareholders, then, in that event only, a shareholder’s notice must be delivered to and received at our principal executive offices at least 30 days before the notice of the date of the annual meeting is mailed to shareholders in the current year. The notice must include the information specified in our bylaws, including the following:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting the person or persons specified above;

•

a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•

such other information regarding each nominee proposed by such shareholders as would be required to be included in our proxy statement filed pursuant to the proxy rules of the Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as our director if so elected.

Code of Ethics

As part of our compliance with the 1940 Act, we have in place a code of ethics policy for our directors, officers and employees. These persons must act ethically at all times and in accordance with the guidelines comprising our Code of Ethical Conduct and Insider Trading Policy (codified as a written policy and adopted by the Board of Directors on October 4, 2004 and amended on August 1, 2006) to establish standards and procedures for the prevention and detection of activities which signal a conflict of interest or an abuse of fiduciary duty. To further promote ethical and responsible decision-making, the Board of Directors also adopted a Code of Ethical Conduct for Senior Financial Officers. Our Code of Ethical Conduct and Insider Trading Policy and Code of Ethical Conduct for Senior Financial Officers can be can be found in the “For Investors” section of our website at www.medallion.com. The Board of Directors expects our directors, as well as our officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising our Code of Ethics, which include, among other things, rules prohibiting loans or other extensions of credit, securities transactions during “blackout” periods, acceptance of gifts, and certain interested transactions. In addition, the Board of Directors has established a policy for reporting employee concerns to the Audit Committee of the Board of Directors. Anyone with a concern about our accounting, internal accounting controls, or auditing matters may confidentially report such concern by telephone to a special dedicated toll-free phone number. This policy was previously announced to all of our employees and the telephone number is published in our common-area workplaces. All such communications are confidential and shall be promptly reviewed by the Audit Committee.

Shareholder Communications with the Board of Directors

Shareholders may communicate with our Board of Directors through our Secretary by writing to the following address: Board of Directors, c/o Secretary, Medallion Financial Corp., 437 Madison Avenue, 38th Floor, New York, New York 10022. Our Secretary will forward all correspondence to the Board of Directors, except for junk mail, mass mailings, loan complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our Secretary may forward certain correspondence, such as loan-related inquiries, elsewhere within us for review and possible response.

OUR DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the name, ages and titles of the persons who were our directors and executive officers as of April 21, 2008:

Name	Age	Position(s) Held
Independent Directors
Henry L. Aaron	74	Director
Henry D. Jackson	43	Director
Stanley Kreitman(1)	76	Director
Frederick A. Menowitz(1)	71	Director
David L. Rudnick(1)	67	Director
Lowell P. Weicker, Jr. (2)	76	Director

Interested Directors
Mario M. Cuomo(2) (3)	75	Director
Alvin Murstein(3)	73	Chairman, Chief Executive Officer, and Director
Andrew M. Murstein(2) (3)	43	President and Director

Executive Officers Who Are Not Directors
Larry D. Hall(3)	54	Senior Vice President and Chief Financial Officer
Michael J. Kowalsky(3)	62	Executive Vice President
Brian S. O’Leary(3)	62	Executive Vice President and Chief Operating Officer
Marie Russo(3)	83	Senior Vice President and Secretary
Jeffrey Yin(3)	34	Chief Compliance Officer and General Counsel

(1)	Indicates a Class I director whose term expires at the 2009 Annual Meeting of Shareholders.
(2)	Indicates a Class II director whose term expires at the 2010 Annual Meeting of Shareholders.
(3)	Indicates an “interested person” as defined in Section 2(a)(19) of the 1940 Act.

The address for each director is c/o Medallion Financial Corp., 437 Madison Avenue, 38th Floor, New York, New York 10022.

The address for the executive officers is our principal offices, located at 437 Madison Avenue, 38th Floor, New York, New York 10022.

Independent Directors Not Standing for Election

Stanley Kreitman has served as our director since February 1996. Since 1993, Mr. Kreitman has served as Chairman of Manhattan Associates, an investment banking company. In addition, since 2001, Mr. Kreitman has served as Senior Advisor of the Advisory Board to Signature Bank. Mr. Kreitman served as a director of Tri-Magna from 1991 until May 1996. Mr. Kreitman served as President of the United States Banknote Corporation, a securities printing company, from 1976 until his retirement in 1996. Mr. Kreitman serves as a member of the board of directors of CCA Industries, Inc., Geneva Financial Corp., KSW Corp., and Capital Lease Funding, all publicly-traded companies. Mr. Kreitman is also a director nominee of National Security Solutions Inc. He also serves as chairman of the New York Board of Corrections and as a member of the board of directors of Century Bank (Sarasota, Florida). Mr. Kreitman received a B.S. from New York University.

Frederick A. Menowitz has served as our director since May 2003. Mr. Menowitz is currently an independent real estate investor. Mr. Menowitz received a B.A. from the University of Virginia and a J.D. from the University of Virginia School of Law. Mr. Menowitz is a director nominee of National Security Solutions Inc. He is a member of the American Bar Association, the New York State Bar Association, the Queens Chamber of Commerce, and the Elmhurst, New York Chamber of Commerce.

David L. Rudnick has served as our director since February 1996. Mr. Rudnick serves as President of Rudco Properties, Inc., a real estate management concern and CEO of the Century Associates Group, a national commercial real estate concern which he founded in 1969. Mr. Rudnick served as President of Rudco Industries, Inc., an international manufacturer of machine readable documents, from 1963 to 1986. Mr. Rudnick is a director nominee of National Security Solutions Inc. Mr. Rudnick previously served as President of the Financial Stationers Association and a director of West Side Federal Savings & Loan Association. Mr. Rudnick received an A.B. with honors in economics from Harvard University and an M.B.A. from Columbia University Graduate School of Business. Mr. Rudnick is Andrew M. Murstein’s father-in-law.

Lowell P. Weicker, Jr. has served as our director since February 2003. Mr. Weicker served as Governor of the State of Connecticut from 1991 to 1995. He served as a United States Senator representing the State of Connecticut from 1970 to 1988. Mr. Weicker also serves as a director of World Wrestling Entertainment, Inc and is a director nominee of National Security Solutions Inc. He received a B.A. from Yale University and a L.L.B. from the University of Virginia School of Law.

Interested Directors Not Standing for Election

Mario M. Cuomo has served as our director since February 1996. Mr. Cuomo served as Governor of the State of New York from January 1983 through 1994. Mr. Cuomo has been of counsel in the law firm of Willkie Farr & Gallagher LLP since July 2002 and was a partner in Willkie Farr & Gallagher LLP from February 1995 through June 2002. Willkie Farr & Gallagher LLP serves as our counsel in connection with various legal matters. Mr. Cuomo serves as a member of the board of directors of Sports Properties Acquisition Corp. Mr. Cuomo is also Chairman of the Board of Daylight Forensic & Advisory LLC and Chairman of the Board of MuniMac Managing Trustees. Mr. Cuomo received a B.A., summa cum laude, from St. John’s University and a J.D., magna cum laude, from St. John’s University School of Law.

Andrew M. Murstein has served as our President since its inception in 1995. Mr. Murstein has served as our director since October 1997. He also currently serves and has previously served as officer and director of some of our wholly owned subsidiaries. Mr. Murstein serves as the Vice Chairman and Secretary of Sports Properties Acquisition Corp. and the Vice Chairman, Executive Vice President and Secretary of National Security Solutions Inc. Mr. Murstein received a B.A. in economics, cum laude, from Tufts University and an M.B.A. in finance from New York University. Andrew Murstein is the son of Alvin Murstein and the son-in law of David Rudnick.

Executive Officers Who Are Not Directors

Larry D. Hall has served as our Chief Financial Officer since March 2004. Prior to that he served as our Acting Chief Financial Officer since July 2003. Prior to that he served as our Chief Accounting Officer since May 2001 and our Assistant Treasurer since October 2000. Mr. Hall serves as Chief Financial Officer of Sports Properties Acquisition Corp. and Chief Financial Officer and Treasurer of National Security Solutions Inc. Mr. Hall was employed by Citibank as Vice President - Corporate Financial Control/Corporate Reporting & Analysis from October 1995 to October 2000. Mr. Hall was Vice President - Finance/Controller, Treasurer and Secretary of Consolidated Waste Services of America from April 1993 to March 1995. Prior to that, he was Vice President - Manager of Line Accounting for Wells Fargo and Co. from November 1987 to March 1993 and Senior Audit Manager in the Financial Services Industry Group for Arthur Andersen & Company from September 1976 to October 1987. Mr. Hall received his B.S. in business administration from the University of Southern California.

Michael J. Kowalsky has served as our Executive Vice President since May 1996. Mr. Kowalsky has been President of Medallion Funding Corp. since June 1996. He also served as Chief Operating Officer of Edwards Capital from 1992 until June 1996. Prior to joining Edwards Capital in 1990, Mr. Kowalsky was a Senior Vice President at General Cigar Co. Inc., a cigar manufacturing company. Mr. Kowalsky received a B.A. and M.A. in economics from the University of Kentucky and an M.B.A. from the New York University Graduate School of Business.

Brian S. O’Leary has served as our Chief Operating Officer since April 2001. Mr. O’Leary joined us in December 1999 as Executive Vice President and Chief Credit Officer. From April 1996 to December 1999, Mr. O’Leary was Executive Vice President of Atlantic Bank of New York, serving initially as Chief Credit Officer and Chief Administrative Officer and later as head of middle market banking which included the bank’s Leasing and Premium Finance subsidiaries. Mr. O’Leary was also a member of the management credit committee. From May 1990 to April 1996 Mr. O’Leary was with Bank Leumi Trust Co. of New York, first as a Deputy Division Head of the Lending Division and a Deputy Chief Lending Officer and then as EVP and Division Executive of domestic banking. He was also a member of the Senior Credit Committee. From July 1977 to May 1990, he was with Marine Midland Bank, most recently as a Regional Executive Vice President. He began his banking career in 1970 with Bankers Trust Co. in the metropolitan banking division. Mr. O’Leary received a B.A. in economics from Fordham University and an M.B.A. in finance from Pace University.

Marie Russo has served as our Senior Vice President and Secretary since February 1996. Ms. Russo has also been Senior Vice President and Secretary of the Medallion Funding Corp. since June 1996. Ms. Russo served as Vice President of Operations of Tri-Magna from 1989 until its acquisition by us in May 1996. From 1989 to 1996, she was Vice President of the Medallion Funding Corp. and from 1983 to 1986, she was Controller of Medallion Funding Corp. Ms. Russo received a B.S. in accounting from Hunter College.

Jeffrey Yin has served as our General Counsel and Chief Compliance Officer since June 2005. Prior to joining us, Mr. Yin served as Corporate Counsel of Marsh & McLennan Companies, Inc. Prior to joining Marsh & McLennan Companies, Mr. Yin was an attorney in the New York office of Orrick, Herrington & Sutcliffe LLP. Mr. Yin received a B.A. in Economics and Rhetoric from the University of California at Berkeley and a J.D. from the New York University School of Law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The primary objective of our compensation program is to establish compensation levels which will enable us to attract, retain and reward executive officers who contribute to our long-term success, to tie annual and long-term cash and stock incentives to the achievement of measurable corporate, business unit and individual performance objectives, and to align executives’ incentives with shareholder value creation.

Our executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. Our policy is to provide total compensation packages that are competitive within our industry. The compensation program includes components both designed to motivate and to provide incentives to executives, as well as retain them. The primary components of our compensation program are base salary, cash bonus and stock options. Bonuses are paid to encourage effective performance relative to current plans and objectives. Stock options are granted to help retain productive executives and to more closely align their interests with those of shareholders. As a business development company, we are constrained by the 1940 Act in the number of outstanding derivative securities we may issue. Accordingly, our Compensation Committee takes into account the number of options already outstanding when determining whether to make additional grants. In addition, the Compensation Committee takes into account the number of options available for future grant under the plan to ensure sufficient availability for future needs.

In implementing our compensation policy, we seek to tie compensation with our financial performance and business objectives, reward high levels of individual performance and base a significant portion of total executive compensation on both our annual and long-term performance. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent our Compensation Committee applies such judgment and subjective determinations in reconciling the program’s objectives with the realities of retaining valued employees.

Executive Compensation Program

The Compensation Committee is responsible for determining the compensation of our named executive officers, or NEOs, and our directors. The Compensation Committee consists of Henry D. Jackson, Stanley Kreitman and Frederick A. Menowitz, who is the chairman. Each member of the Compensation Committee is an “independent director,” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Each member is also a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and each qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee meets with the frequency necessary to perform its duties and responsibilities. The Compensation Committee usually makes many of its performance-based decisions at a meeting held in February of each fiscal year, including evaluating the performance of our NEOs during the immediately preceding year, determining the amount of their annual cash bonuses for the preceding year and determining base salaries for the upcoming fiscal year. Grants of equity compensation are generally made in the first quarter of each year. The full Board of Directors typically ratifies the Compensation Committee’s annual determination of NEO compensation.

Our executive officers, with the assistance of our human resources department, compiles and provides information, makes recommendations for the Compensation Committee’s consideration and assists in the management and administration of our executive and other benefit plans. Their responsibilities may include, but are not limited to, the following:

•	Recommending pay levels and grants and awards for our officers;

•	Recommending changes to ensure that our compensation programs remain competitive and aligned with our objectives; and

•

Providing information to the Compensation Committee, including but not limited to (1) information concerning company and individual performance, (2) information concerning the attainment of our strategic objectives, (3) the common stock ownership of each executive and his option holdings, (4) equity compensation plan dilution, and (5) peer group compensation and performance data.

Our executive officers may attend the meetings of the Compensation Committee, at its request, except that Mr. Alvin Murstein is not present during the deliberation of his compensation. A portion of each of the Compensation Committee meetings held during 2007 was an executive session during which none of our executive officers was present.

Usually, Compensation Committee members utilize their general knowledge and experience to help us determine appropriate salary levels for all of our officers and employees, including the NEOs. During the last quarter of 2007, the Compensation Committee retained Hewitt Associates as a third-party advisor to provide independent advice, research, and evaluation related to executive compensation. In this capacity, Hewitt Associates reports directly to the Compensation Committee. Hewitt Associates has been retained to provide the Compensation Committee with a competitive market pay analysis of our Chief Executive Officer’s and President’s compensation during the first quarter of 2008. The Compensation Committee did not receive any advisory services from Hewitt or any other compensation consultant during 2007 regarding executive compensation.

We do not have a specific formula that dictates the overall weighting of each compensation element as a part of the total. Instead, the Compensation Committee makes individual compensation decisions which it believes reflects each individual’s contribution to the company.

Peer Group

To complete the competitive assessment of our Chief Executive Officer’s current pay levels, Hewitt identified a peer group of fifteen companies similar to us in terms of industry, asset size and location, which was approved by the Compensation Committee. The peer group represents companies (a) in the following industries: specialized finance, real estate investment and commercial banking; (b) with median assets of $1.05 billion; and (c) with corporate functions in higher cost areas (e.g., New York City metropolitan area, California). Hewitt relied on market data from the 2007 proxy statements, updated with any compensation adjustments from Form 4 and 8-K disclosures. The pay levels were compared to market median and 75th percentile levels. Hewitt assessed the following compensation elements: base salary, actual annual incentives (2006 bonuses paid in 2007), actual total cash compensation, annualized value of long-term incentives, actual all other compensation and actual total compensation. Our Chief Executive Officer and President roles were benchmarked against the Chief Executive Officer position at peer companies. The roles of our Chief Executive Officer and President are very similar and more closely match the role of Chief Executive Officer at peer companies than any other position. The aggregate cost of compensation for both positions was compared to the aggregate cost of the two highest paid officers for each peer company.

The following is a list of the peer companies used to complete the market pay analysis:

American River Bankshares Asta Funding Inc. Canandaigua National Corp. Caplease Inc. Center Bancorp Inc.	Financial Federal Corp. First Long Island Corp. Heritage Oaks Bancorp Marlin Business Services Inc. Newstar Financial Inc.	Patriot Financial Bancorp Inc. PS Business Parks State Bancorp/NY Sterling Bancorp/NY Unity Bancorp Inc.

Base Salary

We provide our NEOs with base salary as a base level of compensation to compensate them for general services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on each NEO’s position and duties. The Compensation Committee may review the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including our competitors, and adjust such amounts to reflect individual performance.

Increases in annual base salary are based on a review and evaluation of an NEO’s job performance, the impact of such performance on us and the skills and experience required for the job, coupled with a comparison of these elements against those for similarly-positioned executives both inside and outside our organization conducted by our President and reviewed by the Compensation Committee. Salary levels are typically determined annually as part of our performance review process as well as upon a promotion or other significant change in job responsibility. In 2007 each of our NEOs received a 3% increase in base salary, as determined by our Compensation Committee. This decision was made by the Compensation Committee at its February 2007 meeting and communicated to each NEO shortly thereafter.

Bonus

The Compensation Committee has the authority to award discretionary annual or periodic bonuses to our NEOs. The annual bonuses are intended to compensate NEOs for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as borrowers financed or retained, new investment opportunities identified and completed and to financial factors such as raising capital, improving our results of operations and increasing the price per share of our common stock. We do not maintain formal targets or goals. Rather, the Compensation Committee typically reviews a variety of different factors applicable to us which may change in accordance with the changing nature of our business. Mr. Alvin Murstein’s 2007 bonus was $300,000 and Mr. Andrew Murstein’s 2007 bonus was $860,000.

Our discretionary annual bonus is paid in cash in an amount reviewed and approved by the Compensation Committee and ordinarily is paid in a single installment in the first quarter following the completion of a given fiscal year. The Compensation Committee, however, has the discretion to declare a bonus more frequently than on an annual basis and may do so in recognition of exceptional contributions to us at other times. Pursuant to either an employment agreement or an offer letter, each officer is generally eligible for a discretionary bonus in excess of a minimum amount. However, the Compensation Committee may increase the discretionary annual bonus paid to our executive officers and the discretionary bonus paid to each officer in 2008 for performance in 2007 generally exceeded minimum specified amounts. The actual amount of any discretionary bonus will be determined following a review of each executive’s individual performance and contribution to our strategic goals. The Compensation Committee has not fixed a maximum payout for any officers’ annual discretionary bonus.

Long-Term Incentive Compensation

Under the 1940 Act, the number of warrants, options or rights to subscribe or convert to our voting securities we may issue is limited. We are also limited under the 1940 Act to the types of derivative securities we may issue. Accordingly, our long term incentive compensation program is limited to the issuance of stock options and is generally constrained in scope and nature by the parameters set forth in the 1940 Act.

Nonetheless, we believe that long-term performance is achieved through granting stock options, which creates an ownership culture that encourages long-term performance by our NEOs. Our stock option plans (discussed below) have been established to provide certain of our employees, including our NEOs, with incentives (i) to highlight and reinforce the mutuality of long-term interests between employees and shareholders and (ii) to assist in the attraction and retention of critically important key executives, managers and individual contributors who are essential to our growth and development. The Compensation Committee believes that the use of stock options offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines, and our stock option plans have provided the principal method for our NEOs to acquire equity in our company.

We have two stock option plans the Amended and Restated 1996 Employee Stock Option Plan, which expired on May 21, 2006 and the 2006 Employee Stock Option Plan, which was approved by the shareholders at our prior annual meeting (together, the Plans). The Plans include vesting periods to optimize the retention value of options and to provide an incentive to our NEOs to achieve success over the long-term. Generally, stock options vest in equal annual installments over three to five years commencing on the first anniversary of the date of grant, and, if employees leave us before these vesting periods, they forfeit the unvested portions of these awards.

Except for NEOs with substantial holdings of our stock, the number of shares of common stock subject to option grants is generally intended to reflect the significance of an NEO’s current and anticipated contributions to us. Pursuant to the 1940 Act, the per-share exercise price of options granted by us cannot be less than 100% of the fair market value per share on the date of grant. Prior to determining the 2007 option grants for our NEOs, our Compensation Committee considered the equity compensation policies of competitors and other companies with comparable capitalizations, both privately held and publicly traded, as well as the availability of options for grant under the 2006 Employee Stock Option Plan. Grants of stock options, if made, are generally granted on the date of the Compensation Committee or Board of Directors meeting held during the first quarter of each year. Grants, however, may be made by the Compensation Committee at other times. The value realizable from exercisable options is dependent upon the extent to which our performance is reflected in the price of our common stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule and not by our Board of Directors. As a business development company, we are constrained by the 1940 Act in the number of outstanding derivative securities we may issue. Accordingly, our Compensation Committee takes into account the number of options already outstanding when determining whether to make additional grants. In addition, the Compensation Committee takes into account the number of options available for future grant under the plan to ensure sufficient availability for future needs. No option grants were made to the NEOs during 2007 in light of these considerations.

401(k) Plan

Since 1996, we have maintained our 401(k) Investment Plan which covers all our full- and part-time employees who have attained the age of 21 and have a minimum of one year of service. Under the 401(k) Investment Plan, an employee may elect to defer not less than 1.0% of his or her total annual compensation, up to the applicable limits set forth in the Internal Revenue Code. Employee contributions are invested in various mutual funds, according to the direction of the employee. On September 1, 1998, we elected to match employee contributions to the 401(k) Investment Plan in an amount equal to one-third of the first 6% of an employee’s contributions.

Employment Agreements and Offer Letters

In May 1996, Alvin Murstein, our Chairman and Chief Executive Officer, and Andrew M. Murstein, our President, entered into employment agreements with us, which were subsequently amended and restated in May 1998. The agreements provide for a five-year term and automatically renew each year for a new five-year term unless either party terminates the agreement. The agreements provide that Alvin Murstein and Andrew M. Murstein shall receive an annual base salary of $300,000 and $225,000 respectively, which may be increased but not decreased. The agreements also subject Messrs. Murstein to non-competition obligations. The agreements provide for a severance payment in the event that we terminate their employment without Cause (as defined in the agreements) or if they terminate their employment for Good Reason (as defined in the agreements). The severance payment is equal to their base salary multiplied by the number of full and partial years remaining in the term of employment at the time of termination plus legal fees and/or acceleration of vesting of any unvested options.

Brian S. O’Leary, our Chief Operating Officer, entered into an employment agreement with us, which became effective in November 1999. Mr. O’Leary is entitled to receive an annual base salary of $190,000. Mr. O’Leary is an at-will employee but he is entitled to a severance payment of $150,000 upon a change of control if his employment is discontinued.

Michael J. Kowalsky, our Executive Vice President, is a party to an employment agreement with us which will terminate on June 30, 2009 and automatically renews for additional one-year terms unless terminated by either party. Under the agreement, Mr. Kowalsky is entitled to an annual base salary of $245,300, annual increases at a rate no less than 3% of his then-existing base salary and a minimum bonus of $37,000. The agreement provides for a severance payment if the agreement is not renewed under certain conditions, and also a non-competition covenant.

Larry D. Hall, our Chief Financial Officer, entered into an agreement with us, which became effective in March 2003. Mr. Hall is entitled to an annual base salary of $182,000. Mr. Hall is entitled to a severance payment of $112,500 if we terminate his employment without Cause (as defined in the agreement) or upon a change of control if his employment is discontinued.

Our Board of Directors determined that providing the modest change of control arrangements described above appropriately reflects the risk imposed on executives that a company such as ours might be acquired. These arrangements are intended to attract and retain qualified executives with employment alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to authorize such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. For quantification of these severance and change of control benefits, please see the discussion under “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” below.

Our Compensation Committee authorized the various change in control and severance provisions in recognition of the importance to us and our shareholders of assuring that we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event. In addition to the foregoing, the provisions are intended to ensure that, if a possible change in control should arise and a NEO should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interests and those of our shareholders, without concern for his position or financial well-being. Absent termination without cause or for good reason, or a change of control event, no NEO is entitled to either equity vesting acceleration or cash severance payments upon termination of employment.

Perquisites

We provide NEOs with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.

All of our NEOs except for Mr. O’Leary are provided with a monthly car allowance. In addition, we provide Mr. Alvin Murstein with a country club membership, an additional club membership, term life insurance and incidental costs related to his automobile such as parking and car insurance. We provide similar perquisites for Mr. Andrew Murstein and also pay for his pro-rated use of our driver. The additional perquisites provided for Messrs. Murstein reflect their additional seniority and contributions to our overall organization. Attributed costs of the personal benefits for the NEOs for the fiscal year ended December 31, 2007 are included in column titled “All Other Compensation” of the Summary Compensation Table on page 24.

Other Benefits

NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, as well as our 401(k) Investment Plan, in each case on the same basis as other employees.

Impact of Tax and Accounting Treatment

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer or any of its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Our policy is to maximize the deductibility of compensation but does not preclude awards or payments that are not fully deductible if, in our judgment, such awards and payments are necessary to achieve our compensation objectives and to protect shareholder interests.

With our adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, or FAS 123R, which requires the recognition of compensation expense for stock options, we do not expect the accounting treatment of differing forms of equity awards to vary significantly. Accordingly, our adoption of FAS 123R is not expected to have a material effect on our selection of forms of equity compensation to be granted to our NEOs in the foreseeable future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Medallion Financial Corp. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Frederick A. Menowitz, Chairman

Henry D. Jackson

Stanley Kreitman

Summary Compensation Table

The following table sets forth certain compensation information for our (i) Chief Executive Officer, (ii) Chief Financial Officer, and (iii) each of our three most highly compensated executive officers other than our Chief Executive Officer, collectively the NEOs, for the fiscal years ended December 31, 2007 and December 31, 2006. We do not have a pension plan, a stock award plan or a non-equity incentive compensation plan, but we have established a 401(k) Investment Plan that provides matching contributions.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Alvin Murstein	2007	467,878	300,000	10,176	89,720	(2)	867,774
Chairman, Chief Executive Officer and Director	2006	454,250	270,000	24,098	82,037		830,385

Andrew M. Murstein	2007	529,163	860,000	10,176	109,152	(3)	1,508,491
President and Director	2006	513,750	860,000	24,098	104,796		1,502,644

Larry D. Hall	2007	232,523	75,000	—	—	(4)	307,523
Senior Vice President, and Chief Financial Officer	2006	225,750	60,000	847	—		286,597

Michael J. Kowalsky	2007	256,449	100,000	—	18,891	(5)	375,340
Executive Vice President	2006	248,980	88,000	712	16,342		354,034

Brian S. O’Leary	2007	284,666	75,000	—	—	(4)	359,666
Executive Vice President and Chief Operating Officer	2006	276,375	60,000	—	—		336,375

(1)	This amount is the dollar amount of compensation cost recognized by us for financial statement reporting purposes with respect to the fiscal years ended December 31, 2007 and December 31, 2006 in accordance with FAS 123(R), including both amounts recorded as compensation expense in our income statement as well as amounts earned by the NEO that have been capitalized on our balance sheet for such fiscal year.
(2)	All other compensation for Alvin Murstein for the fiscal year ended December 31, 2007 includes $35,423 for a country club membership, our aggregate incremental costs attributable to a car lease, garage, car insurance, a club membership and term life insurance premiums paid by us for the benefit of Alvin Murstein and his spouse and amounts received pursuant to the matching program under our 401(k) Investment Plan.
(3)	All other annual compensation for Andrew M. Murstein for the fiscal year ended December 31, 2007 includes $53,853 for his pro-rated use of our driver, our aggregate incremental costs attributable to a car lease, garage, car maintenance, car insurance and two club memberships and amounts received pursuant to the matching program under our 401(k) Investment Plan.
(4)	For the other NEOs, our aggregate incremental cost of all perquisites and other personal benefits provided to each such NEOs is less than $10,000.
(5)	All other annual compensation for Michael J. Kowalsky for the fiscal year ended December 31, 2007 includes our aggregate incremental cost attributable to a car lease and amounts received pursuant to the matching program under our 401(k) Investment Plan.

Grants of Plan-Based Awards Table

There were no options granted during the last fiscal year by us to the NEOs.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Alvin Murstein	25,000	—	$29.25	05/06/2008
	125,000	—	$17.25	05/06/2009
	25,000	—	$11.70	05/03/2011
	75,000	—	$5.51	05/01/2012
	25,000	—	$9.07	09/17/2014

Andrew M. Murstein	25,000	—	$29.25	05/06/2008
	125,000	—	$17.25	05/06/2009
	25,000	—	$11.70	05/03/2011
	125,000	—	$5.51	05/01/2012
	47,000	—	$3.70	01/01/2013
	25,000	—	$9.07	09/17/2014

Larry D. Hall	10,281	—	$15.563	10/30/2010
	14,500	—	$4.85	06/11/2012
	25,000	—	$3.50	03/04/2013

Michael J. Kowalsky	12,500	—	$4.85	06/11/2012
	32,400	—	$3.87	02/03/2013

Brian S. O’Leary	16,667	—	$17.938	01/01/2010
	16,667	—	$14.625	01/01/2011
	16,667	—	$7.90	12/31/2011

Option Exercises

The following table sets forth certain information concerning stock options exercised by the NEOs during the last fiscal year:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Alvin Murstein	—	—
Andrew M. Murstein	—	—
Larry D. Hall	13,000	81,295
Michael J. Kowalsky	5,100	41,184
Brian S. O’Leary	25,000	172,545

Potential Payments Upon Termination or Change-in-Control

The following table sets forth information regarding potential payments to be made to the Named Executive Officers following an employment termination or change of control. Amounts in the table assume an employment termination or change in control on December 31, 2007.

Name	Termination Without Cause ($)		Termination by Officer for Good Reason (Not Involving Change of Control) ($)		Disability ($)		Change of Control - Termination or Change in Employment ($)		Change of Control - Employment Agreement Assumed By New Owner ($)		Non-Renewal of Employment Agreement ($)
Alvin Murstein
Severance	3,777,361	(1)	—		—		3,777,361	(1)	—		—
Other Benefits	—		—		—		—		—		—

Andrew M. Murstein
Severance	6,689,575	(2)	—		—		6,689,575	(2)	—		—
Other Benefits	—		—		—		—		—		—

Larry D. Hall
Severance	112,500		—		—		112,500		—		—
Other Benefits	—		—		—		—		—		—

Michael J. Kowalsky
Severance	548,165	(3)	548,165	(3)	180,119	(4)	548,165	(3)	260,239	(5)	130,119	(6)
Other Benefits	38,817	(7)	38,817	(7)	12,939	(8)	38,817	(7)	—		12,939	(8)

Brian S. O’Leary
Severance	—		—		—		150,000		—		—
Other Benefits	—		—		—		—		—		—

(1)	Alvin Murstein would be entitled to an amount equal to the remainder of the salary, bonus and value of the fringe benefits which he would be entitled to receive for the balance of his current employment period, which expires on May 29, 2012. The severance payment was calculated based on his salary and bonus for the fiscal year ended December 31, 2007 and the value of his fringe benefits as of December 31, 2007. The value of Alvin Murstein’s fringe benefits includes $99,476 for a car lease, $156,453 for a country club membership, $49,610 for health insurance, our aggregate incremental costs attributable to life insurance premiums paid by us for the benefit of Alvin Murstein and his spouse, a garage, car insurance, a club membership and amounts received pursuant to the matching program under our 401(k) Investment Plan.
(2)	Andrew M. Murstein would be entitled to an amount equal to the remainder of the salary, bonus and value of the fringe benefits which he would be entitled to receive for the balance of his current employment period, which expires on May 29, 2012. The severance payment was calculated based on his salary and bonus for the fiscal year ended December 31, 2007 and the value of his fringe benefits as of December 31, 2007. The value of Andrew M. Murstein’s fringe benefits includes $70,474 for a car lease, $65,383 for a country club membership, $237,852 for his pro-rated use of our driver, $71,985 for health insurance, our aggregate incremental costs attributable to a garage, car maintenance, car insurance and a club membership and amounts received pursuant to the matching program under our 401(k) Investment Plan.
(3)	Michael J. Kowalsky would be entitled to an amount equal to his salary and bonus for the balance of his current employment period, which expires on June 30, 2009. The severance payment was calculated based on his salary and bonus for the fiscal year ended December 31, 2007 with annual 3% increases to his salary as set forth in his employment agreement.
(4)	Michael J. Kowalsky would be entitled to an amount equal to his salary and bonus for the six months following termination. The severance payment was calculated based on his salary and bonus for the fiscal year ended December 31, 2007.

(5)	Michael J. Kowalsky would be entitled to an amount equal to his salary for the twelve months following termination. The severance payment was calculated based on his salary for the fiscal year ended December 31, 2007.
(6)	Michael J. Kowalsky would be entitled to an amount equal to his salary for the six months following termination. The severance payment was calculated based on his salary and bonus for the fiscal year ended December 31, 2007.
(7)	Michael J. Kowalsky would be entitled to receive his health benefits and car lease for the balance of his current employment period. Our incremental costs attributable to his health insurance and car lease do not exceed the greater of $25,000 or 10% of Michael J. Kowalsky’s total amount of perquisites and personal benefits.
(8)	Michael J. Kowalsky would be entitled to receive his health benefits and car lease for the six months following termination. Our incremental costs attributable to his health insurance and car lease do not exceed the greater of $25,000 or 10% of Michael J. Kowalsky’s total amount of perquisites and personal benefits.

DIRECTOR COMPENSATION

Non-employee directors are paid $35,000 for each year they serve, payable in quarterly installments, and receive $3,500 for each Board of Directors meeting per quarter attended, $3,500 for attendance at any additional Board of Directors meetings that quarter, $1,000 for each telephonic Board of Directors meeting, $1,500 for each Compensation Committee and Nominating and Governance Committee meeting attended, an additional $1,500 for the Chairperson of the Compensation Committee and Nominating and Governance Committee for each Compensation Committee and Nominating and Governance Committee meeting attended by such Chairperson, $3,000 for each Audit Committee attended, an additional $2,000 for the Chairperson of the Audit Committee for each Audit Committee meeting attended by such Chairperson, and are reimbursed for expenses relating thereto. Employee directors do not receive any additional compensation for their service on the Board of Directors. We do not provide any pension or retirement plan with respect to our non-employee directors.

Non-employee directors were eligible to participate in our Amended and Restated 1996 Non-Employee Director Stock Option Plan until such plan terminated on May 21, 2006. Non-employee directors are eligible to participate in our 2006 Non-Employee Director Stock Option Plan which was adopted by the Board of Directors on February 15, 2006, approved by our shareholders on June 16, 2006 and approved by the Commission on August 28, 2007. Under the 2006 Non-Employee Director Stock Option Plan, we grant an option to purchase 9,000 shares to each non-employee director elected at each annual shareholder meeting. If a non-employee director is elected by means other that an annual shareholder meeting, we automatically grant an option to purchase 9,000 shares multiplied by a fraction representing the remaining portion of such non-employee director’s three-year term. The exercise price of options granted is not less than the fair market value of our common stock on the date of grant or if the stock is not quoted on the date of grant, the current net asset value of the common stock as determined in good faith by the members of the Board of Directors not eligible to participate in the 2006 Non-Employee Director Stock Option Plan. Options become exercisable at each annual shareholder meeting beginning on the first annual shareholder meeting following the date of grant. The number of shares which are exercisable is calculated by multiplying the number of shares in the option by a fraction which contains the number of whole months since the date of grant or the last shareholder annual meeting in the numerator, and the number of whole months for which the non-employee director was elected in the denominator. To exercise options, the optionee must remain a non-employee director. No option may be exercised more than ten years after the date on which it is granted.

Our employee directors are eligible to participate in our 401(k) Investment Plan and our 2006 Employee Stock Option Plan.

Information with respect to the aggregate compensation paid to our directors during 2007 appears below.

The following table sets forth certain compensation information for our non-employee directors for the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Independent Directors
Henry L. Aaron	50,000	6,306	0	56,306
Stanley Kreitman	86,800	7,382	0	94,182
Henry D. Jackson	49,750	5,391	0	55,141
Frederick A. Menowitz	62,667	7,382	0	70,049
David L. Rudnick	97,700	7,382	0	105,082
Lowell P. Weicker, Jr.	65,067	5,058	0	70,125

Interested Directors
Mario M. Cuomo	51,500	5,058	0	56,558

(1)	This amount is the dollar amount of compensation cost recognized by us for financial statement reporting purposes with respect to the fiscal year ended December 31, 2007 in accordance with FAS 123(R), including both amounts recorded as compensation expense in our income statement as well as amounts earned by the director that have been capitalized on our balance sheet for such fiscal year.

Dollar Range of Equity Securities Beneficially Owned By the Directors

The following table sets forth the dollar range of our equity securities beneficially owned by each of our directors as of April 21, 2008. We are not part of a “family of investment companies,” as that term is defined in the 1940 Act.

Name of Director	Dollar Range of Equity in Our Securities(1)
Independent Directors
Henry L. Aaron	none
Henry D. Jackson	none
Stanley Kreitman	$10,001-$50,000
Frederick A. Menowitz	$10,001-$50,000
David L. Rudnick	over $100,000
Lowell P. Weicker, Jr.	$10,001-$50,000

Interested Directors
Mario M. Cuomo	$1-$10,000
Alvin Murstein	over $100,000
Andrew M. Murstein	over $100,000

(1)	Dollar ranges are as follows: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000, or over $100,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2007, concerning shares of common stock authorized for issuance under our equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	1,468,055	(1)	$11.12	707,384	(2)
Equity compensation plans not approved by shareholders	N/A		N/A	N/A
Total	1,468,055		$11.12	707,384

(1)	This number includes 1,207,189 shares of common stock to be issued upon the exercise of outstanding options under the Amended and Restated 1996 Employee Stock Option Plan, 147,616 shares of common stock to be issued upon the exercise of outstanding options under the 2006 Employee Stock Option Plan, 68,250 shares of common stock to be issued upon the exercise of outstanding options under the Amended and Restated 1996 Non-Employee Director Stock Option Plan and 45,000 shares of common stock to be issued upon the exercise of outstanding options under the 2006 Non-Employee Director Stock Option Plan.
(2)	This number includes 652,384 shares of common stock reserved for issuance under the 2006 Employee Stock Option Plan and 55,000 shares of common stock reserved for issuance under the 2006 Non-Employee Director Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Menowitz, Jackson, and Kreitman.

No interlocking relationships exist between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the current Compensation Committee was our officer or employee at any time during the year ended December 31, 2007. None of our executive officers or directors serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

STOCK REPURCHASE PROGRAM

On November 3, 2004, our Board of Directors authorized our management to repurchase up to $10,000,000 of our Common Stock. Previously, on November 4, 2003, our Board of Directors authorized an initial repurchase of up to $10,000,000 of our Common Stock. This additional authorization increased our stock repurchase program to a total of $20,000,000 in our Common Stock.

We are hereby advising you that we have extended the terms of our stock repurchase program. Purchases will commence no earlier than the thirtieth (30th) calendar day following the mailing date of this notice, and are expected to conclude on the one hundred eightieth (180th) calendar day following the commencement of the purchases.

Under the terms of our stock repurchase program, we are permitted to repurchase our Common Stock in the open market from time-to-time pursuant to applicable securities laws and regulations. If we have not repurchased the additional $10,000,000 of our Common Stock by the end of the period set forth above, we are permitted to extend the term of our stock repurchase program for an additional period or periods, until we have repurchased up to the total amount authorized under our stock repurchase program.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mario M. Cuomo is our director and is of counsel in the law firm of Willkie Farr & Gallagher LLP, which serves as our legal counsel in connection with various matters. We have paid Willkie Farr & Gallagher LLP approximately $837,000 in legal fees for the fiscal year ended December 31, 2007. Mr. Cuomo does not have a direct interest in the payment of such legal fees, but has an indirect interest in such fees as an employee of the law firm.

Certain of our directors, officers and shareholders are also directors or director nominees of our wholly owned subsidiaries and controlled portfolio companies, including Medallion Funding Corp., Medallion Capital, Inc., Freshstart Venture Capital Corp., Medallion Bank, Sports Properties Acquisition Corp. and National Security Solutions Inc. Officer salaries are set by our Board of Directors.

Section 57 of the 1940 Act prohibits some transactions with affiliates described therein without exemptive relief from the Commission and other transactions with affiliates described therein without a required majority of directors. A required majority means both majority approval of directors who have no financial interest in the transaction, plan or arrangement and a majority of directors who are not interested persons. In addition, Section 404 of Regulation S-K requires us to disclose certain other related party transactions. Our Board of Directors also recognizes that transactions with affiliates and other related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Therefore, we maintain a Related and Affiliated Party Transactions Policy (codified as a written policy and adopted by the Board of Directors on February 13, 2008) that requires management to ensure no transactions with affiliates or related party transactions occur unless the Board of Directors has been briefed on the transaction and has approved the proposed transaction by the required majority. The Board of Directors may, in its sole discretion, approve or deny any transactions with affiliates or related party transactions and approval may be conditioned upon any other actions the Board of Directors deems appropriate. Failure to follow the approval process can lead to disciplinary action including termination.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require our directors and executive officers, and any persons holding more than 10% of any class of our equity securities, to report their ownership of such equity securities and any subsequent changes in that ownership to the Commission, the NASDAQ Global Select Market and us. These persons are required to provide us with copies of all Section 16(a) forms they file. Based solely on our review of these forms and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2007, except that a report was filed four days late by each of Mario M. Cuomo, Stanley Kreitman, Frederick A. Menowitz, David L. Rudnick and Lowell P. Weicker, Jr. relating to a fiscal year 2007 option grant. The options were automatically granted upon our receipt of exemptive relief from the Commission relating to our 2006 Non-Employee Director Stock Option Plan. The Commission granted the exemptive relief on August 28, 2007, which we were notified of on or about September 4, 2007, resulting in the late filings under Section 16 rules.

OTHER MATTERS OF BUSINESS

We are not aware of any business to be acted upon at the Annual Meeting other than that which is set forth in this proxy statement. In the event that any other business requiring the vote of shareholders is properly presented at the Annual Meeting, the holders of the proxies will vote your shares in accordance with their best judgment.

FORM 10-K

We filed an Annual Report on Form 10-K for the year ended December 31, 2007 with the Commission on March 13, 2008. Shareholders may obtain a copy of this report, without charge, by writing to Marie Russo, Senior Vice President and Secretary, at our principal offices located at 437 Madison Avenue, 38th Floor, New York, New York 10022.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 30, 2008. Such proposal will also need to comply with the Commission regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials. Similarly, in order for a shareholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by us no later than March 15, 2009.

By Order of the Board of Directors,

MARIE RUSSO,

Secretary

April 29, 2008

THE BOARD OF DIRECTORS ENCOURAGES SHAREHOLDERS TO ATTEND THE
MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE,
DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN
THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE
ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED.

MEDALLION FINANCIAL CORP.

ANNUAL MEETING OF SHAREHOLDERS - JUNE 13, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received notice of the meeting and the proxy statement, hereby appoints Alvin Murstein and Marie Russo, and each of them, as proxies for the undersigned, with full power of substitution to act and to vote all the shares of Common Stock of Medallion Financial Corp. held of record by the undersigned on April 21, 2008, the record date, at the annual meeting of shareholders to be held at The Harmonie Club, 4 East 60th Street, New York, New York 10022 on the 13th day of June 2008, at 10:00 a.m., Eastern Daylight Saving Time, or any adjournment thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

IMPORTANT - PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD AS SOON AS POSSIBLE.

14475

ANNUAL MEETING OF SHAREHOLDERS OF

MEDALLION FINANCIAL CORP.

June 13, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

¢ 20330000000000001000 8	061308

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors					2.	Proposal to ratify the appointment of Weiser LLP as Medallion Financial Corp.’s Independent Registered Public Accounting Firm
		NOMINEES:					☐	☐	☐
☐	FOR ALL NOMINEES	™	Henry L. Aaron
		™	Henry D. Jackson
☐	WITHHOLD AUTHORITY	™	Alvin Murstein		In their discretion the Proxies are authorized to vote upon such other business as mayproperly come before the meeting.
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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